UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2005

Lpath, Inc.

(Exact name of registrant specified in charter)

Nevada	000-50344	16-1630142
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

6335 Ferris Square, Suite A, San Diego, CA  92121

(Address of principal executive offices)  (Zip Code)

(858) 678-0800

Issuer’s Telephone Number

Neighborhood Connections, Inc.,

3118 West Parkwood Avenue, Pmb 111, Webster, TX  77598

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:

Lpath, Inc. (formerly known as Neighborhood Connections, Inc.,) filed a Current Report on Form 8-K (the “8-K”) with the Securities and Exchange Commission on December 6, 2005, relating to (i) the completion of its acquisition of Lpath Therapeutics, Inc.  (Item 2.01), (ii) the issuance of unregistered securities (Item 3.02), (iii) the change of control of the Registrant (Item 5.01), (iv) change in accountants (Item 4.01), (v) departure and election of officers and directors (Item 5.02), (vi) the amendment of its certificate of incorporation (Item 5.03) and (vii) the change in the Registrant’s shell status (Item 5.06).  This amendment to the Current Report on Form 8-K/A is being filed solely to amend Items 2.01, 3.02, 5.01 and 9.01 of the Form 8-K to reflect that the Registrant acquired both common stock and preferred stock of Lpath Therapeutics, to make corrections to the table and notes in “Security Ownership of Beneficial Owners and Management” in Item 2.01 and to file Exhibits 3.3, 10.4 (portions of which have been omitted pursuant to a request for confidential treatment) and 16.2.  All other information in the Current Report (as amended on December 21, 2005) remains unchanged.

Item 2.01. Completion of Acquisition or Disposition of Assets

On November 30, 2005, Neighborhood Connections, Inc, a Nevada corporation (the

“Registrant”) completed the acquisition of Lpath Therapeutics, Inc. (“Lpath”) pursuant to the Agreement and Plan of Reorganization, dated as of July 15, 2005, by and among the Registrant, Neighborhood Connections Acquisition Corporation, a Nevada corporation (“Neighborhood Sub”) and Lpath (the “Agreement”).

Set forth below is certain information concerning the principal terms of the merger and the business of the Registrant and Lpath.

Principal Terms of the Reverse Acquisition and Plan of Merger

Under the Agreement, Registrant completed the acquisition of Lpath (through a reverse triangular merger in which Neighborhood Sub, is a wholly owned subsidiary of the Registrant formed solely for the purpose of facilitating the merger, merged with and into Lpath.  Lpath is the surviving corporation in the merger and, as a result, is now a wholly owned subsidiary of the Registrant.  The Registrant acquired Lpath in exchange for 22,023,921 restricted shares of the Registrant’s Class A common stock issued to the Lpath stockholders.

On December 2, 2005, the Registrant amended its Articles of Incorporation to change its name to Lpath, Inc.  At the closing of the merger, the number of directors of NCI was increased to five.  Immediately after the consummation of the merger, Ruth Selmon, who was our sole director at the time, appointed Scott Pancoast to the Board of Directors to fill one of the new vacancies and then on December 2, 2005 Ms. Selmon resigned from the Board.  Effective ten days after the date that the Registrant mails its information statement on Schedule 14f-1, Mr. Pancoast will appoint Roger Sabbadini, Ph.D. and John Lyon to fill two of the four vacancies on the Board.  The two remaining vacancies will be filled upon finding suitable candidates.  The Registrant expects to mail its information statement on Schedule 14f-1 on or about December 6, 2005.

The transaction contemplated by the Agreement is intended to be a “tax-free” reorganization pursuant to the provisions of Section 351 and 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

In connection with the merger, the Registrant issued 22,023,921shares of its Class A common stock to Lpath’s stockholders in conversion of all of the 22,023,921 shares of Lpath’s common stock and preferred stock outstanding on November 30, 2005 (the date of the merger).  In connection with the merger, the outstanding common stock purchase warrants and stock options to purchase a total of 11,637,657 shares of Lpath’s common stock were cancelled in exchange for warrants and stock options to purchase the same number of shares of the Registrant’s Class A common stock at the same exercise prices and otherwise on the same terms as the Lpath stock options and warrants that were cancelled.

In December 5, 2005, pursuant to the Agreement, the Registrant repurchased of 4,920,000 shares of Class A common stock from Ruth Selmon for $10,000, which shares were cancelled from the Registrant’s treasury.  As a result of such repurchase, 1,500,000 million shares of NCI Class A

Common Stock issued and outstanding immediately prior to the merger remain outstanding after the merger.  These shares represent approximately 6.4% of the Registrant’s Class A common stock outstanding as of December 5, 2005.  As a result of the completion of the merger and the repurchase of Ms. Selmon’s shares, the stockholders of Lpath now own approximately 93.6% of the Registrant’s Class A common stock outstanding as of December 5, 2005.

All shares of capital stock held in the treasuries of Lpath or NCI immediately prior to the effectiveness of the merger automatically be canceled and extinguished without any conversion thereof and no payment was made with respect to treasury shares of Lpath.

For accounting purposes, this merger is being accounted for in accordance with guidance set forth for transactions of this type by the Securities and Exchange Commission, which views mergers of this type to be capital transactions rather than business combinations.  Therefore, this merger is being accounted for as the issuance of common stock by Lpath for the net monetary assets of the Registrant, accompanied by a recapitalization.

At the time of the merger pursuant to the Agreement on November 30, 2005, the number of our directors was increased from one member to five.  Immediately after the consummation of the merger, Ruth Selmon, who was our sole director at the time, appointed Scott Pancoast to the Board of Directors to fill one of the new vacancies and then on December 2, 2005 Ms. Selmon resigned from the Board.  Effective ten days after the date this Information Statement is mailed to you, Mr. Pancoast will appoint Roger Sabbadini, Ph.D. and John Lyon to fill two of the four vacancies on the Board.  The two remaining vacancies will be filled upon finding suitable candidates.  On December 2, 2005, Ms. Selmon, who was our sole officer prior to the merger, resigned as President, Secretary and all of the other offices she held with the Company, and Mr. Pancoast became President, Chief Executive Officer and Secretary of the Company.  On December 5, 2005, Mr. Pancoast, our sole director, elected the following persons as officers:  Roger A. Sabbadini, Ph.D. as Chief Scientific Officer, Bill Garland, Ph.D. as Vice President, Research and Development and Gary Atkinson as Vice President and Chief Financial Officer.  Except as provided for in the Agreement, no agreements exist among present or former controlling stockholders of the Registrant or present or former members of Lpath with respect to the election of the members of the board of directors, and to the Registrant’s knowledge, no other agreements exist which might result in a change of control of the Registrant.

Pursuant to Section 7(h) of the Agreement, the Registrant filed an Information Statement on Schedule 14F1 with the U.S. Securities and Exchange Commission with respect to a change of directors for the Registrant.

Description of the Registrant

The Registrant, a Nevada corporation, was incorporated on September 18, 2002.  At the effective time of the merger, the principal business objective and focus of the Registrant was a pay telephone service company which provides management for the collection of pay telephone coin revenues.  This business strategy was unsuccessful with the wide usage and availability of cellular telephones.  At the Effective Time of the Merger, the Registrant fell within the definition of a “shell company’ as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934.

The shares of common stock of the Registrant are eligible for quotation on the OTC Bulletin Board under the symbol “NBHC,” and will continue to trade under that symbol until the process to change to a new symbol can be completed.  No shares have traded since the Company became eligible for quotation on the OTC.

Upon the consummation of the Merger, Lpath became a wholly-owned subsidiary of the Registrant, and the Registrant changed its name to: Lpath, Inc. on December 1, 2005.

Description of Lpath Business

History and Background

Lpath Therapeutics, Inc., a Delaware corporation, is an emerging San Diego-based drug discovery company with a focus on bioactive signaling lipids as targets for treating and diagnosing important human diseases.  Lpath was founded in 1997 as Medlyte Diagnostics, Inc. with a focus on potential sphingolipid-based products in the cardiovascular diagnostic arena.  Lpath’s focus has shifted and expanded since that time, and the company now has programs developing therapeutic products for cancer and cardiovascular disease as well as research programs in other therapeutic and diagnostic areas.  Most of Lpath’s extensive intellectual property (>26 issued or pending patents) has been developed in-house based on pioneering research by Lpath’s founder, Dr. Sabbadini, on bioactive lipid-signaling.

Product Opportunities

Lpath’s primary product-development programs are summarized in Table 1:

Table 1. Primary Product-Development Programs

PRODUCT

Indication

Description

Status

Sphingomab™	Cancer	mAb against S1P, a validated angiogenic and metastatic factor	Validated efficacy and safety in mice; drug development in process
	AMD	mAb against S1P, a validated angiogenic growth factor & contributor to scar formation	Preclinical efficacy study underway
	Post-MI heart failure	mAb against S1P	Preclinical efficacy studies underway

Lpathomab™	Cancer	mAb against validated cancer target	Discovery effort ongoing using ImmuneY2™ technology
nSMase inhibitor	Cardiovascular	Small-molecule inhibitor of nSMase	Further validation of the target underway
SphingoTest™ ELISA-based assay	Cancer and CVD diagnostic/theranostic	ELISA-based diagnostic and/or theranostic assay	Prototype developed

Lpath’s lead product candidate, Sphingomab™, is a monoclonal antibody (mAb) against sphingosine-1-phosphate (S1P), an innovative and validated cancer target.  Sphingomab™ is the only mAb ever developed against a lysolipid, an important category of bioactive signaling lipids.  Sphingomab™ acts as a molecular sponge to selectively absorb tumorigenic sphingolipids from blood and tissues that tumors rely upon. Thus, Sphingomab™  has an unusually promising profile as a therapeutic candidate:  It has demonstrated safety and efficacy against four different types of mulit-drug-resistant human cancers in eight separate mouse models.  In a model of muli-drug-resistant human ovarian cancer, Sphingomab™ eliminated 60% of the tumors altogether, and, in the remaining mice, the tumors were reduced by about 70% (Figure 1).

Lpath believes that Sphingomab™ may also be useful in preventing heart failure after myocardial infarction (i.e., heart attack), and has produced pre-clinical data that demonstrate efficacy against that condition. Because of the demonstrated role of S1P in angiogensis, Lpath is currently studying Sphingomab™ in animal models of Age-Related Macular Degeneration (AMD), an important cause of human blindness that features ocular angiogenesis as part of its underlying pathology.

Lpath’s unique ability to generate mAbs against lysolipids is based on its ImmuneY2™ technology.  Lpath is currently applying the ImmuneY2™ process to other important lipid-signaling agents that are validated targets for disease treatment. Similar to the approach taken with Sphingomab™, Lpath intends to use these antibodies as molecular sponges to selectively absorb disease-exacerbating lysolipids in order to treat cancer and other angiogenesis-dependent diseases.

In addition to the antibody-development program, Lpath also has an effort to develop small-molecule inhibitors against neutral sphingomyelinase (nSMase), a key enzyme in the sphingolipid production pathway.  Further, Lpath currently has a diagnostic/theranostic prototype product, called SphingoTest™, which quantitates in multiple mammals (including man) the quantity of S1P in blood.  Besides various diagnostic applications, this product may provide Lpath with the ability to stratify patients in clinical trials with Sphingomab™, thereby optimizing the observed performance of Sphingomab™in these critical evaluations.

Key Strategies and Plan of Operation

Because of its long-standing focus on bioactive lipids as targets for human disease, Lpath has developed an expertise and various tools and technologies that position it for possible category leadership.  Lpath is exploring the best opportunities for commercial products, taking advantage of (i) Lpath’s strong intellectual property surrounding sphingolipids, an important category of lipids and (ii) Lpath’s proprietary, innovative ImmuneY2™ process for developing mAbs against lysolipid targets.  Lpath’s IP strategy is to broaden Lpath’s portfolio of intellectual assets into other strategic lipid areas, either through in-house efforts or in-licensing, to minimize risk through more product opportunities and to maximize the possibility of success in a heretofore unrecognized and unappreciated biomedical-technology area. Many companies and universities hold valuable intellectual property involving lipids, but these organizations (i) cannot develop a high-performing mAbs or (ii) do not have the freedom to operate (given our broad and deep patent estate) or (iii) do not have the “center of gravity” to become a real business.  Such companies and programs will be natural acquisition/licensing opportunities for Lpath and could accelerate value creation for Lpath’s shareholders.

The primary focus of Lpath is the cancer opportunity offered by Sphingomab™.  Having validated Sphingomab™ as a candidate drug for human cancer, Lpath now intends to initiate a product development plan to humanize the antibody and execute a complete IND program to permit clinical evaluation of the antibody in cancer patients, Lpath’s lead disease target. In this effort Lpath will make maximum use of CROs and CMOs to perform development activities with the efforts of in-house staff limited to activities associated with the discovery and validation of product ideas and related intellectual property.   Lpath intends to use the current prototype-stage theranostic product, SphingoTest™, to stratify patients, thereby optimizing performance in the clinical studies.   SphingoTest™ also has diagnostic applications, but Lpath intends to out-license such applications to companies with more expertise and infrastructure in the diagnostic arena.

During the clinical-trial process for Sphingomab™, Lpath intends to solicit strategic partners so that Lpath can focus its energies on its core strengths and thereby continue to add novel bioactive-lipid-oriented products to its therapeutic pipeline.  In this regard, Lpath hopes to:

•                  Leverage its proprietary ImmuneY2™ process to develop antibodies against other lysolipid targets, with the intention of using those antibodies as molecular sponges to selectively absorb harmful lysolipids from serum and other tissues, much as Sphingomab™ does.

•                  Further validate Sphingomab™ as a cardiac-disease target, building on the pre-clinical data that demonstrate the efficacy of Sphingomab™ in preventing post-MI heart failure

•                  Demonstrate that Sphingomab™ can be efficacious against age-related macular degeneration (AMD) through intravenous administration, which would be a significant competitive advantage over the current standard of care, which involves intra-ocular injections

•                  Demonstrate that Sphingomab™ is more efficacious than current commercial products against AMD, given that Sphingomab™ has two mechanisms of action (anti-angiogenesis and anti-scar formation), whereas current products have but one (anti-angiogenesis)

•                  Develop small-molecule inhibitors against nSMase, a key enzyme in the sphingolipid production pathway

To help protect proprietary know-how that is not patentable, and for inventions for which patents may be difficult to enforce, Lpath relies on trade-secret protection and confidentiality agreements to protect its interests.  An example of this is our ImmuneY2™ process, which we use to generate monclonal antibodies against bioactive lipids.  All employees, consultants, advisors and other contractors are required to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. Lpath has compelling trade secrets relating to the development of the antibody itself, including its proprietary ImmuneY2™ process.  In the future, Lpath may choose to apply for a patent in order to protect these methods.

Lpath expects to outsource all of its GLP preclinical development activities, e.g., toxicology, GMP manufacturing and clinical development to qualified CRO and CMO organizations. Research and discovery work will be performed primarily in house. The manufacturing of any diagnostic/theranostic assay product (and any other diagnostic product developed, acquired, or in-licensed) will also be outsourced to organizations with approved facilities and manufacturing practices. Marketing, sales, and distribution will also be through third parties; alternatively, products will be licensed to third parties who would then market, sell, and distribute the Lpath products in exchange for some combination of up-front payments, royalty payments, and milestone payments.

Near-Term Goals and Objectives

Based on the strategies described above, Lpath’s principal objectives for the next 18 to 24 months are as follows:

•                  Complete the process of developing the form of the Sphingomab™ monoclonal antibody required for human testing.

•                  Initiate preclinical development activities that are required for an IND filing for Sphingomab™ with the FDA.  These activities include safety and efficacy studies in animals, development of the manufacturing processes and related analytical methods and validation procedures, production of the drug product needed for Phase I clinical studies, preparation of clinical protocols, and identification of clinical sites.

•                  Perform a Phase I clinical evaluation of the Sphingomab™ in cancer patients.

•                  Extend the application of Sphingomab™ to other relevant disease states, including AMD and heart failure, and initiate preclinical testing for these indications.

•                  Extend our research and development effort to other valuable monoclonal antibodies against other valuable targets using our proprietary ImmuneY2™ mAb-development process.

•                  License in or acquire other candidates/targets that further strengthen our bioactive lipid portfolio.

Intellectual Property

Lpath has achieved a broad and deep intellectual-property position in the lysolipid signaling area.  The Company’s patent portfolio is comprehensive with over 26 issued or pending patents. Six issued or allowed patents provide ownership of anti-sphingolipid therapeutic antibodies as compositions of matter and methods to treat disease.

Several patents provide claims on sphingolipids and sphingolipid receptors as targets to treat cardiovascular diseases, cancer inflammation, angiogenesis, and various diagnostic and drug-screening applications. Lpath has other proprietary reagents and some small-molecule inhibitors that are being tested in discovery-stage studies. The Company believes that its patent estate will provide broad, commercially significant coverage of antibodies, receptors, enzymes, or other moieties that bind to a lysolipids (or their metabolites), for therapeutic, diagnostic, and screening purposes.

In 2001, Lpath licensed from Mpex Pharmaceuticals, Inc. (now called Vaxiion Therapeutics, Inc.) the exclusive, worldwide rights’ to two U.S. patents and related foreign patents. Such patents relate to the use of novel bacterial vectors in the cardiovascular diagnostic and cardiovascular therapeutic fields. In 2005, Lpath purchased eight issued patents formerly assigned to Atairgin Technologies, Inc. and LPL Technologies, Inc.  These patents cover compositions of matter and methods in the cancer diagnostics and therapeutics arenas relating to related lipid-signaling pathways.

The following is a partial list of U.S. patents and published U.S. patent applications owned by the Company.

1.               6,534,323: Compositions and methods for early detection of heart disease

2.               6,534,322: Kits for early detection of heart disease

3.               6,210,976: Methods for early detection of heart disease

4.               6,858,383: Compositions and methods for the treatment and prevention of cardiovascular diseases and disorders, and for identifying agents therapeutic therefor

5.               6,881,546: Compositions and methods for the treatment and prevention of cardiovascular diseases and disorders , and for identifying agents therapeutic therefor

6.               500,633: Method of detecting carcinomas

7.               6,485,922: Methods for detecting compounds which modulate the activity of an LPA receptor

8.               6,461,830: Determining existence of preeclampsia in pregnancies by measuring levels of glycerophosphatidyl compounds, glycerophosphatidycholine, lysophospholipids and lysophosphatidylcholine

9.               6,448,023: Enzyme method for detecting sphingosine-1-phosphate (S1P)

10.         6,380,177: LPA analogs as agonists of the Edg2 LPA receptor

11.         6,255,063: Disease conditions by measuring lysophosphatidic acid

12.         6,248,553: Enzyme method for detecting lysophospholipids and phospholipids and for detecting and correlating conditions associated with altered levels of lysophospholipids

13.         6,716,595: Method for detecting sphingosine-1-phosphate (S1P) for cancer detection

14.         20030026799: Compositions and methods for the treatment and prevention of cardiovascular disease and disorders, and for identifying agents therapeutic therefor

15.         20030096022: Compositions and methods for the treatment and prevention of cardiovascular diseases and disorders, and for identifying agents therapeutic therefor

16.         20040247603: Compositions and methods for the treatment of cancer, inflammation and angiogenesis, and for identifying agents therapeutic therefor

17.         Filed with patent office: Compositions and methods for the treatment of hyperproliferative diseases, including cancer

Competition

The pharmaceutical, biopharmaceutical and biotechnology industries are very competitive, fast moving and intense, and expected to be increasingly so in the future.  Other larger and well funded companies have developed and are developing drugs that, if not similar in type to Lpath’s drugs, are designed to address the same patient or subject population.  Therefore, Lpath’s lead product, other products in development, or any other products Lpath may acquire or in-license may not be the best, the safest, the first to market, or the most economical to make or use.  If a competitor’s product is better than Lpaths’, for whatever reason, then Lpath could make less money from sales, if Lpath is able to generate sales at all.

Government Regulation

The FDA and comparable regulatory agencies in foreign countries, as well as drag regulators in state and local jurisdictions, impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products.  These agencies and other federal, state and local entities regulate research and development activities and the human testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising, and promotion of Lpath’s lead product Sphingomab™ (and any other products we may develop, acquire, or in-license).

The process required by the FDA under the drug provisions of the United States Food, Drug, and Cosmetic Act before Lpath’s initial products may be marketed in the U.S. generally involves the following:

•                  Preclinical laboratory and animal tests;

•                  Submission of an IND, which must become effective before human clinical trials may begin;

•                  Adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate for its intended use;

•                  Submission to the FDA of an NDA; and

•                  FDA review and approval of an NDA.

The testing and approval process requires substantial time, effort, and financial resources, and we cannot be certain that any approval will be granted on a timely basis, if at all.  Preclinical tests include laboratory evaluation of the product candidate, its chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of the product candidate.  Certain preclinical tests must be conducted in compliance with good laboratory practice regulations. Violations of these regulations can, in some cases, lead to invalidation of the studies, requiring such studies to be replicated.  In some cases, long-term preclinical studies are conducted while clinical studies are ongoing.

Lpath then submits the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of an IND, which must become effective before we may begin human clinical trials.  The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the trials as outlined in the IND and imposes a clinical hold.  In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin.  Lpath’s submission of an IND may not result in FDA authorization to commence clinical trials.  All clinical trials must be conducted under the supervision of a qualified investigator in accordance with good clinical practice regulations.  These regulations include the requirement that all subjects provide informed consent. Further, an independent Institutional Review Board (“IRB”) at each medical center proposing to conduct the clinical trials must review and approve any clinical study.  The IRB also continues to monitor the study and must be kept aware of the study’s progress, particularly as to adverse events and changes in the research.  Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if adverse events occur.

Human clinical trials are typically conducted in three sequential phases that may overlap:

•                  Phase I: The drug is initially introduced into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution, and excretion.

•                  Phase II: The drug is studied in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•                  Phase III: When Phase II evaluations demonstrate that a dosage range of the drug is effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate dosage and clinical efficacy and to further test for safety in an expanded patient population, often at geographically dispersed clinical study sites.

Management cannot be certain that Lpath will successfully initiate or complete Phase I, Phase II, or Phase III testing of Lpath’s product candidates within any specific time period, if at all.  Furthermore, the FDA or the Institutional Review Board or the IND sponsor may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

Concurrent with clinical trials and pre-clinical studies, Lpath also must develop information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in accordance with good manufacturing practice (“GMP”) requirements. The manufacturing process must be capable of consistently producing quality batches of the product, and management must develop methods for testing the quality, purity, and potency of the final products.  Additionally, appropriate packaging must be selected and tested and chemistry stability studies must be conducted to demonstrate that the product does not undergo unacceptable deterioration over its shelf-life.

The results of product development, pre-clinical studies, and clinical studies are submitted to the FDA as part of an NDA for approval of the marketing and commercial shipment of the product.  The FDA reviews each NDA submitted and may request additional information, rather than accepting the NDA for filing. In this event, the application must be resubmitted with the additional information.  The resubmitted application is also subject to review before the FDA accepts it for filing.  Once the FDA accepts the NDA for filing, the agency begins an in-depth review of the NDA.  The FDA has substantial discretion in the approval process and may disagree with Lpath’s interpretation of the data submitted in the NDA.

The review process may be significantly extended by FDA requests for additional information or clarification regarding information already provided.  Also, as part of this review, the FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation.  The FDA is not bound by the recommendation of an advisory committee.  Manufacturing establishments often also are subject to inspections prior to NDA approval to assure compliance with GMPs and with manufacturing commitments made in the relevant marketing application.

Under the Prescription Drug User Fee Act (“PDUFA”), submission of an NDA with clinical data requires payment of a fee.  For fiscal year 2005, that fee is $672,000.  In return, the FDA assigns a goal often months for standard NDA reviews from acceptance of the application to the time the agency issues its “complete response,” in which the FDA may approve the NDA, deny the NDA if the applicable regulatory criteria are not satisfied, or require additional clinical data. Even if these data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval.  If the FDA approves the NDA, the product becomes available for physicians to prescribe.  Even if the FDA approves the NDA, the agency may decide later to withdraw product approval if compliance with regulatory standards is not maintained or if safety problems occur after the product reaches the market.  The FDA may also require post-marketing studies, also known as Phase IV studies, as a condition of approval to develop additional information regarding the safety of a product.  In addition, the FDA requires surveillance programs to monitor approved products that have been commercialized, and the agency has the power to require changes in labeling or to prevent further marketing of a product based on the results of these post-marketing programs.

In addition, the diagnostic assays (SphingoTest™ and LpathoTest™) we plan to sell or out-license require FDA approval or clearance before they can be marketed.  There are two review procedures by which a product may receive such approval or clearance. Some products may qualify for clearance under a premarket notification, or 510(k) procedure, in which the manufacturer provides to the FDA a premarket notification that it intends to begin marketing the product, and satisfies the FDA that the product is substantially equivalent to a legally marketed product, which means that the product has the same intended use as, is as safe and effective as, and does not raise different questions of safety and effectiveness than a legally marketed device. A 510(k) submission for an in vitro diagnostic device generally must include manufacturing and performance data, and in some cases, it must include data from human clinical studies.

Marketing may commence when FDA issues a clearance letter.

If a medical device does not qualify for the 510(k) procedure, the FDA must approve a premarket approval application, or PMA, before marketing can begin. PMA applications must demonstrate, among other matters, that the medical device is safe and effective. A PMA application is typically a complex submission, usually including the results of preclinical and extensive clinical studies. Before FDA will approve a PMA, the manufacturer must pass an inspection of its compliance with the requirements of the FDA quality system regulations.

Lpath believes that its diagnostic assays will require only 510(k) clearance. Although not as lengthy and costly as a PMA process, management cannot be sure that the FDA will issue clearance for Lpath’s 510(k) notifications for Lpath’s diagnostic products in a timely fashion, or at all.  FDA requests for additional studies during the review period are not uncommon, and can significantly delay clearance.  Even if we were able to gain clearance of a product for one indication, changes to the product, its indication, or its labeling would be likely to require additional clearances.

Satisfaction of the above FDA requirements or requirements of state, local and foreign regulatory agencies typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the pharmaceutical product or medical device.  Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon Lpath’s activities.  Management cannot be certain that the FDA or any other regulatory agency will grant approval for the lead product Sphingomab™ (or any other products we may develop, acquire, or in-license) under development on a timely basis, if at all.  Success in preclinical or early-stage clinical trials does not assure success in later-stage clinical trials. Data obtained from preclinical and clinical activities are not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval.  Even if a product receives regulatory approval, the approval may be significantly limited to specific indications or uses. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.  Delays in obtaining, or failures to obtain regulatory approvals would have a material adverse effect on Lpath’s business.

Any products manufactured or distributed by us pursuant to the FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements, reporting of adverse experiences with the drug, submitting other periodic reports, drug sampling and distribution requirements, notifying the FDA and gaining its approval of certain manufacturing or labeling changes, complying with certain electronic records and signature requirements, and complying with the FDA promotion and advertising requirements.  Drug manufacturers and their subcontractors are required to register their facilities with the FDA and state agencies and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with good manufacturing practices, which impose procedural and documentation requirements upon Lpath’s third-party manufacturers.  Failure to comply with these regulations could result, among other things, in suspension of regulatory approval, recalls, suspension of production or injunctions, seizures, or civil or criminal sanctions.  Management cannot be certain that Lpath’s present or future subcontractors will be able to comply with these regulations and other FDA regulatory requirements.

The FDA regulates drug labeling and promotion activities.  The FDA has actively enforced regulations prohibiting the marketing of products for unapproved uses. Under the FDA Modernization Act of 1997, the FDA will permit the promotion of a drug for an unapproved use in certain circumstances, but subject to very stringent requirements.

Lpath’s product candidates are also subject to a variety of state laws and regulations in those states or localities where Lpath’s lead product Sphingomab™ (and any other products we may develop, acquire, or in-license) are or will be marketed.  Any applicable state or local regulations may hinder Lpath’s ability to market Lpath’s lead product Sphingomab™ (and any other products we may develop, acquire, or in-license) in those states or localities.  In addition, whether or not FDA approval has been obtained, approval of a pharmaceutical product by comparable governmental regulatory authorities in foreign countries must be obtained prior to the commencement of clinical trials and subsequent sales and marketing efforts in those countries.  The approval procedure varies in complexity from country to country, and the time required may be longer or shorter than that required for FDA approval.  We may incur significant costs to comply with these laws and regulations now or in the future.

The FDA’s policies may change, and additional government regulations may be enacted which could prevent or delay regulatory approval of Lpath’s potential products.  Moreover, increased attention to the containment of health care costs in the U.S. and in foreign markets could result in new government regulations that could have a material adverse effect on Lpath’s business.  Management cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the U.S. or abroad.

Other Regulatory Requirements

The U.S. Federal Trade Commission and the Office of the Inspector General of the U.S. Department of Health and Human Services (“HHS”) also regulate certain pharmaceutical marketing practices. Also, reimbursement practices and HHS coverage of medicine or medical services are important to the success of procurement and utilization of Lpath’s product candidates, if they are ever approved for commercial marketing.

Lpath is also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances.  Lpath may incur significant costs to comply with these laws and regulations now or in the future.  Management cannot assure you that any portion of the regulatory framework under which we currently operate will not change and that such change will not have a material adverse effect on Lpath’s current and anticipated operations.

Description of Property

Lpath’s facilities are located at: 6335 Ferris Square, Suite A, San Diego, CA  92121.  Lpath leases approximately 6200 square feet of laboratory and office space.   This lease arrangement expires in October 2010.  Approximately 2000 square feet of the facility is subleased to a company that is co-owned by Lpath’s two largest shareholders.

Employees

Lpath has ten employees.  Employee-like services are provided by Scott Pancoast, President and CEO, and by Roger Sabbadini, the Founder and Chief Scientific Officer.  Both of these individuals devote over 40 hours a week to Lpath and they have additional responsibilities outside of Lpath.  William Garland, VP of Research and Development performs services on a consulting basis.  It is anticipated that these individuals will become full-time employees for Lpath during the year ending December 31, 2006.

Management and Advisors

The management and advisory team consists of individuals with unusually broad experience in both the business and science of biotechnology, particularly related to lipid-signaling-related product discovery and development.  See Table 2.

Table 2. Key Members of the Lpath Team

Member	Role	Background
Scott Pancoast	President, CEO and Secretary

Managing partner since 1994 of Western States Investment Corporation, a private San Diego VC fund with up to $100 million under management. CEO or interim CEO for six start-up companies. Member of the board of directors for over 15 companies, including two public companies. Prior to joining WSIC, started and ran the Midwest division, $300 million unit, of a publicly traded company. Served as Chairman/President of the San Diego Venture Group. An honors graduate from the Harvard Business School.

Roger Sabbadini, PhD	Chief Scientific Officer

Professor of Biology at San Diego State University for over 27 years and the founder of three biotechnology companies incubated out of San Diego State University. Charter Member of the SDSU Molecular Biology Institute and a Charter Member of the SDSU Heart Institute.

William Garland, PhD	Vice President, R&D

Principal of JAWA Enterprises, a consultancy serving the Pharmaceutical and Biotechnology industry. COO, AnjgioGenex Inc.; VP Scientific Affairs, Atairgin Technologies Inc.; Executive VP Pharmaceutical Development, Centaur Pharmaceuticals Inc.; and Senior Director & Head US International Project Management, Hoffmann-La Roche Inc.

Gary Atkinson	Vice President and CFO

More than 20 years financial management experience. Has held senior financial positions at both public and private life science companies, including Isis Pharmaceuticals. Earned CPA designation while at Ernst & Young. Graduate of Brigham Young University.

Gordon Mills, MD/PhD	Chairman of Lpath’s Scientific Advisory Board

Chairman, Department of Molecular Therapeutics & Professor of Medicine and Immunology, The University of Texas M.D. Anderson Cancer Center.Expert in the field of cancer and lipid research. Member, external advisory board Vanderbilt and Baylor as well as centers in Toronto and Seattle. Consultant for a variety of lipid-research companies including Echelon Pharmaceuticals and Cytovia, Inc.

Carl Peck M.D., Charles Grudzinskas Ph.D., Robert Engler M.D., Ed Dennis Ph.D., Joseph Witztum M.D., Judith Varner Ph.D.	Key advisors	World-class consultants with expertise in research, oncology, inflammation, cardiology, diagnostics, therapeutics, capital formation, and early-stage business development & execution.

Forward-Looking Statements

Certain statements in this report constitute forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “believes,” “anticipates,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology.

Although the Registrant believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance, or achievements.  Moreover, neither the Registrant nor any other person assumes responsibility for the accuracy and completeness of such statements.  The Registrant is under no duty to update any of the forward-looking statements after the date of this report.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this filing. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors” and elsewhere in this filing.

Overview

Background

Lpath, the wholly-owned subsidiary of the Registrant, is a drug discovery company with a focus on bioactive signaling lipids as targets for treating and diagnosing important human diseases.  Lpath has monoclonal antibody-based programs as well as small-molecule-based programs.  Our most advanced product candidate, Sphingomab ™, is a potentially superior competitor to other successful anti-angiogenic cancer treatments.  Sphingomab™ is the only monoclonal antibody ever developed against a lysolipid, and acts as a molecular sponge to selectively absorb tumorigenic sphingolipids from blood and tissues that tumors rely upon.  Lpath’s unique ability to generate monoclonal antibodies against lysolipids is based on its Immune Y2™ technology.  We intend to continue to extend our research and development efforts to other valuable monoclonal antibodies against other valuable targets using our proprietary ImmuneY2™ process.  In addition to our antibody-development program, we also have a program to develop small–molecule inhibitors against a key enzyme in the sphingolipid production pathway.

Lpath was founded in 1997 as Medlyte Diagnostics, Inc. with a focus on potential sphingolipid-based products in the cardiovascular diagnostic arena.  Lpath’s focus has shifted and expanded since that time, and as a result, Lpath changed its name to Medlyte, Inc. in July 2001 and then in July 2004 to Lpath Therapeutics Inc.

Lpath has incurred significant net losses since its inception. As of September 30, 2005, Lpath had an accumulated deficit of approximately $5.8 million.  Lpath expects its operating losses to increase for the next several years as it pursues the clinical development of its product candidates.

Revenue

Lpath has generated $1.0 million in revenue to date from research grants awarded by the National Institutes of Health.  Lpath expects to continue to receive small amounts of revenue from research grants.  Lpath does not expect to generate any revenue from licensing, milestones or product sales until it executes a partnership or collaboration arrangement or is able to commercialize its first product.

Research and Development Expenses

Lpath’s research and development expenses consist primarily of salaries and related employee benefits, costs associated with its drug discovery research, and costs incurred in preparation for clinical development, including regulatory expenses.  Lpath’s historical research and development expenses are principally related to the research and drug discovery efforts in creating its lead product candidate, Sphingomab ™.

Lpath charges all research and development expenses to operations as incurred.  Lpath expects its research and development expenses to increase significantly in the future as its product candidates move into clinical trials.

At this time, due to the risks inherent in the drug discovery and clinical trial process and given the early stage of our product development programs, Lpath is unable to estimate with any certainty the costs we will incur in the continued development of its product candidates for potential commercialization.  Clinical development timelines, the probability of success and development costs vary widely.  While Lpath is currently focused on advancing each of its product development programs, Lpath anticipates that it will make determinations as to the scientific and clinical success of each product candidate, as well as ongoing assessments as to each product candidate’s commercial potential.  In addition, Lpath cannot forecast with any degree of certainty which product candidates will be subject to future partnering, when such arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and capital requirements. As a result, Lpath cannot be certain when and to what extent it will receive cash inflows from the commercialization of its product candidates.

Lpath expects its development expenses to be approximately $3 million over the 13 month period ending December 31, 2006, which will be used to conduct preclinical testing of our two most advanced product candidates.  Lpath expects these expenditures to increase as it continues the advancement of its product development programs. To date, Lpath has not yet initiated clinical trials for any of its product candidates.  The lengthy process of completing clinical trials and seeking regulatory approval for its product candidates typically requires expenditures in excess of approximately $50 million.  Any failure by Lpath or delay in completing clinical trials, or in obtaining regulatory approvals, would cause Lpath’s research and development expenses to increase and, in turn, have a material adverse effect on Lpath’s results of operations and its ability to continue as a going concern.

General and Administrative Expenses

Lpath’s general and administrative expenses principally comprise salaries and benefits and professional fees related to Lpath’s administrative, finance, human resources, legal and internal systems support functions.  In addition, general and administrative expenses include insurance and facilities costs.

Lpath anticipates increases in general and administrative expenses as it adds personnel, becomes subject to the reporting obligations applicable to publicly-held companies, and continues to develop and prepare for the commercialization of its product candidates.

Application of Critical Accounting Policies and Estimates

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Research and Development

Research and Development - Lpath sponsored research and development costs related to future products and redesign of present products are expensed as incurred.  Such costs are offset by proceeds from research grants.

Patent Expenses

Legal costs directly associated with obtaining patents are capitalized.  Upon issuance of a patent, amortization is computed on the straight-line method over an estimated useful life of seventeen years.

Long-Lived Assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  If the carrying amount is not recoverable, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds its fair value.

Revenue Recognition

Lpath’s revenues have been generated primarily from grants supporting research activities.  Lpath applies the guidance provided by SEC Staff Accounting Bulletin Topic 13, “Revenue Recognition” (“Topic 13”).  Under the provisions of Topic 13, Lpath recognizes revenue from commercial and government research agreements as services are performed, provided a contractual arrangement exists, the contract price is fixed or determinable and the collection of the contractual amounts is reasonably assured.  In situations where Lpath receives payment in advance of the performance of services, such amounts are deferred and recognized as revenue as the related services are performed.  Deferred revenues associated with services expected to be performed within the 12 - month period subsequent to the balance sheet date are classified as a current liability.  Deferred revenues associated with services expected to be performed at a later date are classified as non-current liabilities.

Stock-Based Compensation

Lpath accounts for employee stock options using the fair-value method in accordance with Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation.”  Other issuances of common stock, stock options, warrants or other equity instruments to employees and non-employees as the consideration for goods or services Lpath receives are accounted for based on the fair value of the equity instruments issued (unless the fair value of the consideration received can be more reliably measured).  Generally, the fair value of any options, warrant or similar equity instruments issued have been estimated based on the Black-Scholes option pricing model.

Net Operating Losses and Tax Credit Carryforwards

 At December 31, 2004, Lpath had federal and state net operating loss carryforwards of approximately $4.7 million and $4.7 million, respectively.  The federal net operating loss carryforwards are available to offset taxable income through 2024 and California net operating loss carryforwards are available to offset taxable income through 2014, if not utilized. Under the provisions of Section 382 of the Internal Revenue Code, substantial changes in Lpath’s ownership may limit the amount of net operating loss carryforwards that can be utilized annually in the future to offset taxable income. A valuation allowance has been established to reserve the potential benefits of these carryforwards in Lpath’s financial statements to reflect the uncertainty of future taxable income required to utilize available tax loss carryforwards and other deferred tax assets.  If a change in Lpath’s ownership is deemed to have occurred or occurs in the future, Lpath’s ability to use its net operating loss carryforwards in any fiscal year may be significantly limited.

Results of Operations

Nine Months Ended September 30, 2005 and September 30, 2004

Grant Revenue. Grant revenue for the nine months ended September 30, 2005 increased to $0.6 million from $0.3 million for the nine months ended September 30, 2004.  Lpath received its first grant revenue in 2004.  The increase from 2004 to 2005 reflects incremental revenue from additional grants awarded in late 2004 and in 2005.

Research and Development Expenses.  Research and development expenses increased from $0.4 million for the nine months ended September 30, 2004 to $0.9 million for the nine months ended September 30, 2005.  The increase was due primarily to use of contracted services to perform toxicology and other studies as its lead drug candidate moves toward clinical trials.

General and Administrative Expenses.  General and administrative expenses increased from $49,000 for the nine months ended September 30, 2004 to $0.7 million for the same period in 2005. The increase was due to increases in accounting and legal expenses, hiring Lpath’s first administrative employees, and to stock-based compensation charges for consultants.  Legal and other fees increased by $175,000 primarily related to services in support of corporate recapitalization and financing activities.  Accounting fees increased by $47,000 as our first annual audit was completed.  In early 2005 Lpath hired a full-time accounting and administrative employee, and in March 2005, Lpath hired its CEO.  Stock-based compensation charges also increased by $183,000, primarily due to options granted to consultants in prior years that are revalued each month until fully vested.

Interest Expense.  Interest expense increased from $59,000 for the nine months ended September 30, 2004 to $111,000 for the nine months ended September 30, 2005.  Lpath’s interest expense primarily accrues on convertible notes payable.  At December 31, 2004, the outstanding principal and accrued interest on these notes totaled $656,000.  In January 2005, Lpath borrowed an additional $335,000 under the same terms, bringing the total principal and accrued interest to $1,011,000.  This increased borrowing resulted in the increased interest expense noted above.

Years Ended December 31, 2004 and 2003

Grant Revenue.  Lpath received its first grant revenue in 2004.  Grant revenue for the year ended December 31, 2004 amounted to $0.5 million.

Research and Development Expenses.  Research and development expenses increased from $0.2 million for the year ended December 31, 2003 to $0.6 million for the year ended December 31, 2004.  This increase includes increases of $137,000 in salaries and employee benefits, $71,000 in expenses related to consultants and outside services, $93,000 in supplies used by Lpath’s scientists for experiments, and $57,000 in rent expense.  All of these increases are attributable to increasing the level of effort on Lpath’s drug discovery programs based on encouraging results from preliminary studies on the efficacy of lysolipid antibodies in a variety of human diseases.  In 2004 Lpath hired additional employees and used consultants and contract services.  This increased effort also required additional scientific supplies.  Lpath also incurred additional rent expense for the laboratory facilities required for the additional employees and consultants.

 General and Administrative Expenses.  General and administrative expenses increased from $38,000 for the year ended December 31, 2003 to $94,000 for the year ended December 31, 2004.  While general and administrative expenses remained at minimal levels through both 2003 and 2004, these increases were incurred in support of the increased research and development efforts.  The increases in these expenses were principally for professional fees and outside services, which increased by a total of $46,000.

Interest Expense.  Interest expense amounted to $104,000 and $106,000 for the years ended December 31, 2003 and 2004, respectively.  Lpath’s interest expense is primarily attributable to convertible notes payable.

Liquidity and Capital Resources

 Since its inception, Lpath’s operations have been financed through the private placement of its equity and debt securities.  Through September 30, 2005, Lpath had received net proceeds of approximately $5.6 million from the sale of shares of preferred stock and common stock and from the issuance of convertible promissory notes.

As of September 30, 2005, Lpath had $132,000 in cash and cash equivalents.

For the nine months ended September 30, 2005, net cash used in operating activities was $705,000, compared to $171,000 for the same period in 2004.  The increase in net cash used in operating activities was due primarily to an increase in our net loss driven by increased expenses related to the product development activities for Sphingomab™, increased headcount and the costs of consultants and outside services, as well as increased legal, accounting and other fees associated with corporate reorganization and financing efforts.

In August 2005 Lpath entered into a five-year facilities lease.  A portion of the facility is subleased to a company that is co-owned by Lpath’s two largest shareholders.  The sublease was approved by the landlord.  The following table describes Lpath’s commitments to settle contractual obligations in cash as of September 30, 2005:

	Payments Due by Period
	October 2005 through December 2005	2006 through 2007	2008 through 2009	After 2009	Total

Operating lease obligations	$5,355	$311,808	$387,031	$168,053	$872,247

Sublease income	3,749	105,680	122,410	53,050	284,889

Total	$1,606	$206,128	$264,621	$115,003	$587,358

Lpath has entered into a collaboration agreement with another biomedical research company to utilize their proprietary processes to assist Lpath in preparing its lead drug candidate for clinical trials.  Lpath also enter into agreements with third parties to perform specialized drug discovery tasks, manufacture our product candidates, conduct our preclinical studies and provide analytical services.  Lpath’s payment obligations under these agreements depend upon the progress of its discovery and development programs.  Therefore, Lpath is unable to estimate with certainty the future costs it will incur under these agreements.  In addition, under Lpath’s collaboration agreement Lpath is obligated to make additional milestone payments upon the occurrence of certain product-development events and certain royalty payments.  These milestone payments and royalty payments under Lpath’s license agreements is not included in the table above because Lpath cannot, at this time, determine when or if the related milestones will be achieved or the events triggering the commencement of payment obligations will occur.

Our future capital uses and requirements depend on numerous forward-looking factors. These factors include but are not limited to the following:

•                  The progress of Lpath’s drug discovery and development efforts;

•                  Lpath’s ability to establish and maintain strategic partnerships, including licensing its proprietary drug development candidates or other technologies to other companies;

•                  The costs of asserting or defending patent claims or other intellectual property rights;

•                  The costs of establishing manufacturing, sales or distribution capabilities; and

•                  The commercial success of Lpath’s products.

Lpath believes that its existing cash, including the net proceeds of $5.5 million from the private placement completed on November 30, 2005, will be sufficient to meet Lpath’s projected operating requirements at least through December 2006.

Until Lpath can generate significant cash from its operations, Lpath expects to continue to fund its operations with existing cash resources generated from the proceeds of offerings of the Registrant’s equity securities.  In addition, Lpath may finance future cash needs through the sale of other equity securities of the Registrant, strategic collaboration agreements and debt financing.  However, Lpath may not be successful in obtaining collaboration agreements, or in receiving milestone or royalty payments under those agreements.  In addition, Lpath cannot be sure that its existing cash and investment resources will be adequate or that additional financing will be available when needed or that, if available, financing will be obtained on terms favorable to Lpath or the stockholders of the Registrant.  Having insufficient funds may require Lpath to delay, scale back or eliminate some or all of its development programs, relinquish some or even all rights to product candidates at an earlier stage of development or renegotiate less favorable terms than Lpath would otherwise choose. Failure to obtain adequate financing also may adversely affect Lpath’s ability to operate as a going concern.  If Lpath raises additional funds from the issuance of equity securities by the Registrant, substantial dilution to existing stockholders of the Registrant would likely result.  If Lpath raises additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial rations that may restrict Lpath’s ability to operate its business.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 123(R), Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation, and superseding APB Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123(R) requires all companies to measure compensation cost for share-based payments, including grants of employee stock options, at fair value and recognize the cost over the vesting period of the award.  SFAS No. 123(R) is effective the first annual period beginning after June 15, 2005.  As Lpath had previously adopted SFAS No. 123, including accounting for employee stock options using the fair-value method, Lpath does not expect SFAS No. 123(R) to have a material impact on its financial statements.

Quantitative and Qualitative Disclosures About Market Risk

The primary objective of Lpath’s investment activities is to preserve its capital for the purpose of funding operations, while at the same time maximizing the income Lpath receives from its investments without significantly increasing risk.  To achieve these objectives, Lpath’s investment policy allows it to maintain a portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper and money market funds. Lpath’s cash and investments at September 30, 2005 consisted primarily of cash in bank accounts.

Security Ownership of Beneficial Owners and Management

The following table sets forth information on the beneficial ownership of the Registrant’s Class A common stock by executive officers and directors, as well as stockholders who are known by us to own beneficially more than 5% of our common stock, as of December 5, 2005.  Except as listed below, the address of all owners listed is c/o Lpath, Inc., 6335 Ferris Square, Suite A, San Diego, CA  92121.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership(1)		Percent of Common Stock Outstanding(2)
Donald Swortwood Western States Investment Group 6335 Ferris Square, Ste A, San Diego, CA 92121	5,522,200	(3)	22.6%

Letitia Swortwood Western States Investment Group 6335 Ferris Square, Ste A, San Diego, CA 92121	5,522,200	(4)	22.6%

Roaring Fork Capital SBIC, L.P. 800 East Prentice Ave., Ste 745 Greenwood Village, CO 80111	3,157,500	(5)	12.7%

Johnson & Johnson Development Corp. One Johnson & Johnson Plz New Brunswick, NJ 08933	2,012,544	(6)	8.4%

E. Jeffrey Peierls (7) 73 S. Holman Way Golden, CO 80401	1,840,000	(7)	7.6%

Brian E. Peierls (8) 7808 Harvestman Cove Austin, TX 78731	1,760,000	(8)	7.3%

Scott Pancoast President, Chief Executive Officer and Director	344,687	(9)	1.4%

Roger A. Sabbadini, Ph.D. Founder, Chief Scientific Officer, and Designated Director	1,071,875	(10)	4.5%

John Lyon Designated Director	108,958	(11)	* %

Bill Garland, Ph.D. Vice President, Research and Development	183,708	(12)	*	%

Gary Atkinson Vice President and Chief Financial Officer	-0-		*	%

All directors and executive officers as a group (five persons)	1,709,228		7.0%

From time to time, the number of our shares held in the “street name” accounts of various securities dealers for the benefit of their clients or in centralized securities depositories may exceed 5% of the total shares of our common stock outstanding.

* Less than one percent.

(1) A person is considered to beneficially own any shares: (i) over which the person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through exercise of stock options). Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2) Percentage information is based on 23,523,921 shares of Class A Common Stock outstanding as of December 5, 2005, plus each person’s warrants or options that are currently exercisable or that will become exercisable within 60 days of December 5, 2005. Percentage information for each person assumes that no other individual will exercise any warrants and/or options.

(3) Includes 866,085 shares of Class A common stock issuable upon the exercise of warrants.

(4) Includes 866,085 shares of Class A common stock issuable upon the exercise of warrants.

(5) Includes 1,245,000 shares of Class A common stock issuable upon the exercise of warrants.

(6) Includes 566,468 shares of Class A common stock issuable upon the exercise of warrants.

(7) Includes 150,000 shares of Class A common stock and 90,000 shares of Class A common stock issuable upon the exercise of warrants owned directly by Mr. E. Jeffrey Peierls. Also includes 900,000 shares of Class A common stock and 540,000 shares of Class A common stock issuable upon the exercise of warrants held by The Peierls Foundation, Inc. (the “Foundation”), and 100,000 shares of Class A common stock and 60,000 shares of Class A common stock issuable upon the exercise of warrants held by the U. D. Ethel Peierls Charitable Lead Unitrust (the “Unitrust”). Mr. E. Jeffrey Peierls is the President and a Director of the Foundation and is a Co-Trustee of the Unitrust and may be deemed to share indirect ownership of the securities owned by the Foundation and the Unitrust, however he has no pecuniary interest in the securities owned by either the Foundation or the Unitrust.

(8) Includes 100,000 shares of Class A common stock and 60,000 shares of Class A common stock issuable upon the exercise of warrants owned directly by Mr. Brian E. Peierls. Also includes 900,000 shares of Class A common stock and 540,000 shares of Class A common stock issuable upon the exercise of warrants held by The Peierls Foundation, Inc. (the “Foundation”), and 100,000 shares of Class A common stock and 60,000 shares of Class A common stock issuable upon the exercise of warrants held by the U. D. Ethel Peierls Charitable Lead Unitrust (the “Unitrust”). Mr. Brian E. Peierls is the Vice President and a Director of the Foundation and is a Co-Trustee of the Unitrust and may be deemed to share indirect ownership of the securities owned by the Foundation and the Unitrust, however he has no pecuniary interest in the securities owned by either the Foundation or the Unitrust.

(9) Includes 31,250 shares of Class A common stock issuable upon the exercise of warrants and 250,937 shares of Class A common stock issuable upon the exercise of outstanding options.

(10) Includes 271,875 shares of Class A common stock issuable upon the exercise of outstanding options.

(11) Includes 108,958 shares of Class A common stock issuable upon the exercise of outstanding options.

(12) Includes 183,708 shares of Class A common stock issuable upon the exercise of outstanding options.

Directors and Executive Officers

The name, age and business experience of each of Lpath’s directors and executive officers as of the date of this report are shown below.  Each such person became an officer and/or director of the Registrant after the closing of the merger and the resignation of the sole officer and director of Neighborhood Connection, Inc.

Scott Pancoast (Age 47)

Chief Executive Officer, President, Secretary and Director

Since 1994, Mr. Pancoast has been the managing partner of Western States Investment Corporation (“WSIC”), a private San Diego VC fund with $30 million to $100 million under management, depending on the time period.  He has invested most of the fund’s capital in early-stage life science companies and has played a critical role in the evolution of them all, including the role of CEO or interim CEO for six of them.  He has been a member of the board of directors for over 15 companies, including two public companies.  Prior to joining WSIC, he started-up and ran the Midwest division of a $300 million (in revenues) publicly traded company.  He also served as Chairman/President of the San Diego Venture Group during the late 1990s.  Mr. Pancoast serves on the board of iVow, Inc. [NASDAQ: IVOW].  He graduated summa cum laude from the University of Virginia and was an honors graduate from the Harvard Business School.

Roger A. Sabbadini, Ph.D. (Age 58)

Scientific Founder, Chief Scientific Officer, and Designated Director

Dr. Sabbadini has been interested in the role of sphingolipid second messengers in disease, including cancer, inflammation and heart disease for the past 15 years. Dr. Sabbadini has been a professor of Biology at San Diego State University for over 27 years and is the founder of three biotechnology companies incubated out of San Diego State University.  Sabbadini’s lab is focused on developing novel therapeutics for the treatment of sphingolipid-related diseases.  Dr. Sabbadini is a Charter Member of the SDSU Molecular Biology Institute and a Charter Member of the SDSU Heart Institute.

Bill Garland, Ph.D. (Age 60)

Vice President, Research and Development

Dr. Garland has 27 years’ experience in the pharmaceutical industry, 17 of which were primarily in pre-clinical development, discovery support, and clinical pharmacology.  Dr. Garland is knowledgeable in all phases of drug development, from discovery to post-marketing. He has technical expertise in pharmacokinetics, drug metabolism, medicinal chemistry, regulatory science, and bioanalytical chemistry.

Gary Atkinson (Age 53)

Vice President and Chief Financial Officer

Mr. Atkinson has more than 20 years of financial management experience.  Prior to joining Lpath, Mr. Atkinson served, from 2001 to 2005 as Senior Vice President and Chief Financial Officer at Quorex Pharmaceuticals, Inc., a drug discovery company.  From 2000 to 2001 he was Vice President and Chief Financial Officer at Situs Corporation, a drug delivery company.  Prior to that, from 1995 to 2000, Mr. Atkinson served as Vice President of Finance at Isis Pharmaceuticals, a publicly held pharmaceutical research and development company.  He began his career with Ernst & Young and holds a B.S. from Brigham Young University.

Designated Directors

The Designated Directors listed below have each consented to act as a director of the Registrant.  After they are appointed to the Board, the Designated Directors along with Mr. Pancoast, the current sole director of the Registrant, will constitute all of the members of the Board.  The Registrant will fill the two remaining vacancies on the Board upon finding suitable candidates.

Roger A. Sabbadini, Ph.D. (Age 58)

Scientific Founder, Chief Scientific Officer, and Designated Director

See biography above in the section entitled “Directors and Executive Officers”

John Lyon (Age 59)

Designated Director

Mr. Lyon is President and Chief Executive Officer of Leptos Biomedical, Inc., an early-stage medical device company.  Previously, Mr. Lyon co-founded Vista Medical Technologies, Inc. (now IVOW, Inc.) in July 1993 and served as President from July 1993 until February 2005, as Chief Executive Officer from December 1996 until March 2005 and as a Director since July 1995.  Prior to IVOW, Mr. Lyon served with Cooper Companies from January 1991 to January 1993, initially as President of the International Division and subsequently as President of Cooper Surgical.  Mr. Lyon is serves on the board of iVOW, Inc. [NASDAQ: IVOW].   Mr. Lyon holds a B.A. from the University of Durham, United Kingdom.

Audit Committee

Prior to the merger, the Registrant did not have an audit committee because it only had one director.  The entire Board of Directors will act as the audit committee of the Board of Directors until the Registrant fills the two vacancies on the Board with directors who meet the definition of independence under the rules of the National Association of Securities Dealers, Inc..  At such time, the Registrant will be able to establish an audit committee.

Executive Compensation

The following table summarizes the compensation that Lpath paid to its Chief Executive Officer and each of its three other most highly compensated executive officers during the year ended December 31, 2004.  No other executive officer received salary and bonus compensation from Lpath in excess of $100,000 in the year ended December 31, 2004

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long Term Compensation Awards		All Other Compensation ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)

Roger A. Sabbadini, Ph.D.	2004	$76,036	—	—	50,000	—
Vice President	2003	$17,547	—	—	—	—
	2002	—	—	—	—	—

Bill Garland, Ph.D. V.P.,	2004	$9,000	—	—	50,000	—
Research and	2003	—	—	—	166,000	—
Development	2002	—	—	—	—	—

See notes (A) and (B) below

(A) In March 2005, Scott Pancoast joined Lpath as its President and Chief Executive Officer. Mr. Pancoast has continued to serve as the Managing Partner of Western States Investment Corporation (“WSIC”).  WSIC charges Lpath for a portion of Mr. Pancoast’s compensation and benefits, based on the proportion of his time committed to Lpath matters.  From March 1, 2005 through October 31, 2005, Lpath has paid WSIC $69,120 for Mr. Pancoast’s services.  Lpath anticipates that in January 2006, Mr. Pancoast will become a direct employee of the Registrant.

(B)  In October 2005, Gary Atkinson joined Lpath as its Vice President and Chief Financial Officer at an annual salary of $190,000.

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to stock options granted to the individuals named in the Summary Compensation Table during the fiscal year ended December 31, 2004, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually, minus the applicable per share exercise price.

These assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock price. We cannot assure you that any of the values in the table will be achieved. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock and overall stock market conditions. The assumed 5% and 10% rates of stock appreciation are based on the assumed initial public offering price of $0.80 per share. The percentage of total options granted is based upon our granting options to employees, directors and consultants in 2004 to purchase an aggregate of 609,000 shares of our common stock.

Individual Grants
% of Total
	Number of	Options
	Shares	Granted to
	Underlying	Employees	Exercise
	Options	in Last	Price per	Expiration
Name	Granted	Fiscal Year	Share	Date

Roger Sabbadini	50,000	8%	$0.05	Aug. 2014

Bill Garland	50,000	8%	$0.05	Aug. 2014

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table describes for the named executive officers the number and value of securities underlying exercisable and unexercisable options held by them as of December 31, 2004.

	Shares		Number of Securities	Value of Unexercised
	Acquired		Underlying Unexercised	In-the Money Options at
	on	Value	Options at Dec. 31, 2004	Dec. 31, 2004
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

Roger Sabbadini	-0-	-0-	235,417 / 236,393	$ -0- / $-0-

Bill Garland	-0-	-0-	169,125 / 122,050	$ -0- / $-0-

(1) In March 2005, Scott Pancoast joined Lpath as its President and Chief Executive Officer.  In October 2005, Gary Atkinson joined Lpath as its Vice President and Chief Financial Officer

Employment Agreements and Change of Control Arrangements

We do not currently have any employment agreements with any of our current of former officers, and have not had any agreements since September 18, 2002.  We plan to enter into an employment agreement with Scott Pancoast pursuant to which Mr. Pancoast will be entitled to one-year’s compensation and benefits and accelerated vesting of all his unvested stock options in the event his employment with us is terminated for any reason except “good cause.”  During the year ending December 31, 2006, we anticipate we will enter into employment agreements with Dr. Sabbadini, Dr. Garland, and Mr. Atkinson.

Certain Relationships and Related Transactions

Scott Pancoast, our President, Chief Executive Officer and Secretary and a member of our board of directors, has been Lpath’s President and Chief Executive Officer since March 2005.  He has continued to serve as the Managing Partner of Western States Investment Corporation (“WSIC”).  WSIC charges Lpath for a portion of Mr. Pancoast’s compensation and benefits, based on the proportion of his time committed to Lpath matters.  From March 1, 2005 through October 31, 2005, Lpath has paid WSIC $69,120 for Mr. Pancoast’s services.  Lpath anticipates that in January 2006, Mr. Pancoast will become a direct employee of the Registrant.

Gary Atkinson was appointed Vice President and Chief Financial Officer of Lpath on October 26, 2005.  Mr. Atkinson is directly employed by us, but will spend up to 30% of his time working on projects related to WSIC, for which we will charge WSIC.

E. Gregg Pancoast, the Business Manager of Lpath, is the brother of Scott Pancoast, our President and Chief Executive Officer.  Mr. Gregg Pancoast has been employed by Lpath as a consultant since December, 2004 and as an employee since February 2005.

On August 12, 2005, the company signed a five-year lease for 7,300 square feet of laboratory and office space in a building located at 6335 Ferris Square, San Diego, California.  Western States Investment Corporation (“WSIC”), which is co-owned by the company’s two largest shareholders, has subleased approximately 2,000 square feet of the executive offices in this facility.  The terms of such sublease, in general, mirror the terms of the company’s direct lease; however, WSIC has the right to terminate the sublease should Lpath be purchased by or merged into another company.

To enter into the operating lease agreement described above, the landlord required that $360,000 of the lease obligation be guaranteed.  This guarantee was provided for Lpath by WSIC in exchange for a warrant to purchase 588,000 shares of Lpath common stock.  The warrant terms include an exercise price of $0.80 per share, with an expiration date of May 31, 2007.  The value of this warrant was calculated, using the Black-Scholes model, to be $61,485.

Description of Securities

The authorized capital stock of the Registrant consists of 60,000,000 shares of common stock, par value $0.001 per share, of which there are 23,523,921 issued and outstanding. In addition, our authorized capital stock includes 15,000,000 shares of preferred stock, par value $0.001 per share, of which none have been designated or issued.   For more information about the Registrant’s capital stock, please see the Registrant’s articles of incorporation and bylaws filed as exhibits 3.1 and 3.2, respectively, to the Amendment No. 1 to the Form 10-SB filed by the Registrant on July 17, 2003

The summary of the important provisions of the Registrant’s capital stock as set forth in Item 8 of Part I of Amendment No. 1 to the Form 10-SB filed by the Registrant on July 17, 2003 is incorporated herein by reference as if fully set forth herein.

Disclosure Regarding Common Equity and Related Stockholder Matters

Market Information

(1) On or about January 28, 2003, the Class A common stock of the Registrant was cleared for trading on the National Quotation Bureau “Pink Sheets.”  No shares have traded since the Registrant began trading on the Pink Sheets.

(2)(i) There is currently no Class A common stock which is subject to outstanding options or warrants to purchase, or securities convertible into, the Registrant’s Class A common stock except those options, warrants and convertible securities of Lpath which were converted into the same number of options, warrants and convertible securities of the Registrant.

(ii) There are currently 1,500,000 shares of Class A common stock of the Registrant which could be sold under Rule 144(k) under the Securities Act of 1933, as amended, or that the Registrant has agreed to register for sale by the security holders.

(iii) The Registrant has agreed to register the shares of Class A common stock of the Registrant after the closing of the acquisition of Lpath.  This offering could have a material effect on the market price of the Registrant’s Class A common stock.

B.   Dividends

The Registrant has never paid or declared any dividend on its Class A common stock and does not anticipate paying cash dividends in the foreseeable future.

Holders of Class A common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. No dividends have been paid on our common stock, and we do not anticipate paying any dividends on our common stock in the foreseeable future.

Securities authorized for issuance under equity compensation plans

In 1998 the Board of Directors and stockholders of Lpath approved the 1998 Stock Option Plan (the “Plan”) under which officers, employees, directors and consultants may be granted incentive or non-qualified stock options to acquire common stock.  The incentive stock options granted under the Plan are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986.  The exercise price of each option is no less than the market price of the Company’s stock on the date of the grant, and an option’s maximum term is ten years.  Options typically vest over a four year period.  The Plan, as amended in November 2005, provides for a maximum of 4,340,000 options to purchase shares of common stock of Lpath.

As of November, 30, 2005, stock options relating to 20,000 shares of common stock of Lpath have been exercised and stock options with 3,521,800 underlying shares of common stock of Lpath have been issued and are outstanding, thereby leaving a balance of 818,200 shares reserved for future issuance (not including any shares of common stock that may be returned to the plan as a result of any cancellation of a previously issued, vested and unexercised stock option under the 1998 Stock Option Plan).

Prior to the merger, the directors and stockholders of the Registrant adopted the 1998 Stock Option Plan  as the stock option plan of the Registrant (the “2005 Plan”).  Upon the effective date of the merger each option granted under the Plan was automatically exchanged for one option under the 2005 Plan.

The following table summarizes outstanding options under the 2005 Plan as of December 5, 2005, after giving effect to the merger.  Options granted in the future under the 2005 Plan are within the discretion of the Registrant’s Board of Directors.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,521,800	$0.28	798,200

Equity compensation plans not approved by security holders	-0-	N/A	-0-

Total	3,521,800	$0.28	798,200

Legal Proceedings

Neither the Registrant nor Lpath are a party to any material legal proceedings nor is the Registrant aware of any circumstance that may reasonably lead a third party to initiate legal proceedings against the Registrant or Lpath.

Changes in and Disagreements with Accountants.

Effective on December 1, 2005, the Registrant’s Board of Directors dismissed Beckstead and Watts, LLP (“Beckstead”) as the Registrant’s independent accountants.  Effective on December 1, 2005, the Registrant engaged Levitz, Zacks & Ciceric (“Levitz”) as its new independent accountants.  For further information on the change in the Registrant’s accountants, see item 4.01 of this current report.

Recent Sales of Unregistered Securities

As described in Item 2.01 of this Current Report on Form 8-K, the Registrant issued to Lpath’s shareholders on November 30, 2005, in connection with its acquisition of Lpath 22,023,921 shares of the Registrant’s common stock in conversion of all of the 22,023,921 shares of outstanding Lpath’s common stock and preferred stock on the date of the merger and issued stock options and warrants to purchase a total of 11,637,657 shares of the Registrant’s common stock in exchange for the cancellation of all of Lpath’s outstanding warrants and stock options, with the warrants and options issued by the Registrant having the same exercise prices and other terms as the cancelled warrants and stock options to purchase Lpath common stock.

Indemnification of Officers and Directors

The summary of the important provisions of the Registrant’s indemnification of its officers and directors as set forth in Item 5 of Part II of the Amendment No. 1 to the Form 10-SB filed by the Registrant on July 17, 2003 is incorporated herein by reference as if fully set forth herein.

Item 3.02. Unregistered Sales of Equity Securities

As described in Item 2.01 of this Current Report on Form 8-K, the Registrant issued to Lpath’s shareholders on November 30, 2005, in connection with its acquisition of Lpath 22,023,921 shares of the Registrant’s common stock in conversion of all of the 22,023,921 shares of outstanding Lpath’s common stock and preferred stock on the date of the merger and issued stock options and warrants to purchase a total of 11,331,407 shares of the Registrant’s common stock in exchange for the cancellation of all of Lpath’s outstanding warrants and stock options, with the warrants and options issued by the Registrant having the same exercise prices and other terms as the cancelled warrants and stock options to purchase Lpath common stock.  We issued these shares, warrants and options to the Lpath Therapeutic stockholders, warrant holders and option holders (as the case may be) in reliance upon the exemption provided by Section 4(2) of the Securities Act for offers and sales of securities that do not involve a public offering.  This offering was not registered under the Securities Act of 1933, as amended, and accordingly the shares may not be offered or sold in the Untied States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Item 5.01. Changes in Control of Registrant

In connection with the merger described in Section 2.01 of this Current Report on Form 8-K, the Registrant on November 30, 2005 issued 22,023,921 shares of its Class A common stock to the former holders of all of Lpath’s outstanding common stock and preferred stock and warrants and stock options to purchase a total of 11,331,407 shares of the Registrant’s common stock to the former holders of all of the warrants and stock options to purchase shares of Lpath’s common stock and on December 5, 2005, pursuant to the Agreement, we repurchased of 4,920,000 shares of Class A common stock from Ruth Selmon for $10,000, which shares were cancelled from our treasury.  As a result, the former shareholders of Lpath now own approximately 93.6% of the Registrant’s common stock as of December 5, 2005.  The merger was approved by Lpath’s stockholders owning a majority of the outstanding voting capital stock of Lpath.  Under Nevada law, no approval of the merger by the Registrant’s shareholders was required and such approval was not sought by the Registrant.

At the time of the merger pursuant to the Agreement on November 30, 2005, the number of our directors was increased from one member to five.  Immediately after the consummation of the merger, Ruth Selmon, who was our sole director at the time, appointed Scott Pancoast to the Board of Directors to fill one of the new vacancies and then on December 2, 2005 Ms. Selmon resigned from the Board.  Effective ten days after the date this Information Statement is mailed to you, Mr. Pancoast will appoint Roger Sabbadini, Ph.D. and John Lyon to fill two of the four vacancies on the Board.  The two remaining vacancies will be filled upon finding suitable candidates.  On December 2, 2005, Ms. Selmon, who was our sole officer prior to the merger, resigned as President, Secretary and all of the other offices she held with the Company, and Mr. Pancoast became President, Chief Executive Officer and Secretary.  On December 5, 2005, Mr. Pancoast, our sole director, elected the following persons as officers:  Roger A. Sabbadini, Ph.D. as Chief Scientific Officer, Bill Garland, Ph.D. as Vice President, Research and Development and Gary Atkinson as Vice President and Chief Financial Officer.

No agreements exist among present or former controlling stockholders of the Registrant or present or former members of Lpath with respect to the election of the members of the board of directors, and to the Registrant’s knowledge, no other agreements exist which might result in a change of control of the Registrant.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)      Financial Statements of business acquired.

The required financial statements of Lpath for the periods specified in Rule 3-05(b) of Regulation S-X are included herein.  This Current Report on Form 8-K provides hereto as Exhibit 99.2 the audited financial statements of Lpath for the years ended December 31, 2004 and 2003, and the unaudited condensed interim financial statements for the nine months ending September 30, 2005.

(b)                                 Pro Forma Financial Information.

The required Pro Forma financial statements of Lpath for are included herein.  This Current Report provides exhibit 99.3 and the unaudited pro forma condensed consolidated financial information of the Neighborhood Connections and Lpath as of September 30, 2005 and for the nine months ended September 30, 2005 and for the year ended December 31, 2004.

(c)                                  Exhibits:

2.1*	Agreement and Plan of Reorganization, by and between Neighborhood Connections, Inc. Neighborhood Connections Acquisition Corporation and Lpath Therapeutics, Inc. dated July 15,2005.

3.1*	Amendment to Articles of Incorporation filed December 1, 2005.

3.2

Articles of Incorporation filed on September 18, 2002 (filed as Exhibit 3.1 to the Amendment No. 1 to the Annual Report on Form 10-KSB/A for the year ended December 31, 2003 (the “2003 Amended 10-KSB”) and incorporated herein by reference)).

3.3+	Amendment to Articles of Incorporation filed on December 27, 2002

3.4	By-laws (filed as Exhibit 3.2 to the 2003 Amended 10-KSB and incorporated herein by reference).

4.1*	Form of Warrant issued to Western States Investment Corporation for lease guaranty.

4.2*	Form of Warrant issued pursuant to the Common Stock and Warrant Purchase Agreement dated June 30, 2005.

4.3*	Form of Warrant issued to Johnson & Johnson Development Corporation dated April 3, 2002.

4.4*	Form of Warrant issued to purchasers of Convertible Secured Promissory Notes as amended by the Omnibus Amendment to Convertible Secured Promissory Notes and Warrants dated November 30, 2005.

4.5*	Form of Warrant issued pursuant to the Common Stock and Warrant Purchase Agreement dated November 30, 2005.

10.1*	Lease Agreement dated August 12, 2005 between Lpath Therapeutics Inc. and Pointe Camino Windell, LLC.

10.2*	Research Agreement dated January 28, 2004 between Medlyte, Inc. and San Diego State University, together with Amendment No.2.

10.3*	Assignment Agreement dated June 9, 2005 between Lpath Therapeutics Inc. and LPL Technologies, Inc.

10.4+

Research Collaboration Agreement dated August 2, 2005 between Lpath Therapeutics Inc. and AERES Biomedical Limited. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)

10.5*	Consultant Agreement dated July 1, 2005 between Lpath Therapeutics Inc. and William Garland.

10.6*	Consultant Agreement dated September 1, 2005 between Lpath Therapeutics Inc. and Roger Sabbadini.

10.7*	2005 Stock Option/Stock Issuance Plan.

16.1*	Letter from Beckstead and Watts, LLP dated December 6, 2005, regarding change in certifying accountant.

16.2+	Letter from Beckstead and Watts, LLP dated December 22, 2005, regarding change in certifying accountant.

21.1*	List of Subsidiaries of Registrant.

99.2*	Financial statements of Lpath Therapeutics Inc. for the years ended December 31, 2004 and 2003, and the unaudited condensed interim financial statements for the nine months ending September 30, 2005.

99.3*

Unaudited pro forma condensed consolidated financial information for Lpath Therapeutics Inc. and Neighborhood Connections as of September 30, 2005 and for the nine months ended September 30, 2005 and for the year ended December 31, 2004.

*Previously filed with the Current Report on Form 8-K, dated November 30, 2005, filed on December 6, 2005.

+Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lpath, Inc.

By:	/s/Scott Pancoast
Name: Scott Pancoast
Title: President and Chief Executive Officer
Dated: January 9, 2005

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Agreement and Plan of Reorganization, by and between Neighborhood Connections, Inc. Neighborhood Connections Acquisition Corporation and Lpath Therapeutics, Inc. dated July 15, 2005.
3.1*	Amendment to Articles of Incorporation filed on December 1, 2005
3.2

Articles of Incorporation filed on September 18, 2002 (filed as Exhibit 3.1 to the Amendment No. 1 to the Annual Report on Form 10-KSB/A for the year ended December 31, 2003 (the “2003 Amended 10-KSB”) and incorporated herein by reference))

3.3+	Amendment to Articles of Incorporation filed on December 27, 2002
3.4	By-laws (filed as Exhibit 3.2 to the 2003 Amended 10-KSB and incorporated herein by reference).
4.1*	Form of Warrant issued to Western States Investment Corporation for lease guaranty
4.2*	Form of Warrant issued to investors pursuant to the Common Stock and Warrant Purchase Agreement dated June 30, 2005.
4.3*	Form of Warrant issued to Johnson & Johnson Development Corporation dated April 3, 2002
4.4*	Form of Warrant issued to purchasers of Convertible Secured Promissory Notes as amended by the Omnibus Amendment to Convertible Secured Promissory Notes and Warrants dated November 30, 2005
4.5*	Form of Warrant issued pursuant to the Common Stock and Warrant Purchase Agreement dated November 30, 2005
10.1*	Lease Agreement dated August 12, 2005 between Lpath Therapeutics Inc. and Pointe Camino Windell LLC
10.2*	Research Agreement dated January 28, 2004 between Medlyte, Inc. and San Diego State University, together with Amendments No. 1 and No. 2
10.3*	Assignment Agreement dated June 9, 2005 between Lpath Therapeutics Inc. and LPL Technologies, Inc.
10.4+

Research Collaboration Agreement dated August 2, 2005 between Lpath Therapeutics Inc. and AERES Biomedical Limited (portions of this exhibit have been omitted pursuant to a request for confidential treatment)

10.5*	Consultant Agreement dated July 1, 2005 between Lpath Therapeutics Inc. and William Garland
10.6*	Consultant Agreement dated September 1, 2005 between Lpath Therapeutics Inc. and Roger Sabbadini
10.7*	2005 Stock Option/Stock Issuance Plan
16.1*	Letter from Beckstead and Watts, LLP dated December 6, 2005, regarding change in certifying accountant.
16.2+	Letter from Beckstead and Watts, LLP dated December 22, 2005, regarding change in certifying accountant.
21.1*	Subsidiaries of Registrant
99.2*	Financial statements of Lpath Therapeutics Inc. for the years ended December 31, 2004 and 2003, and the unaudited condensed interim financial statements for the nine months ending September 30, 2005
99.3*	Unaudited pro forma condensed consolidated financial information for Lpath

Therapeutics Inc. and Neighborhood Connections as of September 30, 2005 and for the nine months ended September 30, 2005 and for the year ended December 31, 2004

*	Previously filed with the Current Report on Form 8-K, dated November 30, 2005, filed on December 6, 2005.
+	Filed herewith.